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                              EMPLOYMENT AGREEMENT

     This Agreement is between TeleTech Holdings, Inc. ("TeleTech") and Scott Thompson ("Thompson"), and shall be effective as of October 2, 1999.

     1.   APPOINTMENT.

          a. TeleTech hereby employs Thompson as Chief Executive Officer, and Thompson hereby accepts such employment with TeleTech. Thompson's first day of regular, full-time active employment with TeleTech (the "Start Date") shall be on or before October 18, 1999, unless Thompson and TeleTech agree, in advance, that Thompson may begin work on a different date. TeleTech shall appoint Thompson to the Board of Directors of TeleTech (the "Board") for a term ending in May 2000 at the next annual meeting to TeleTech shareholders. Thereafter, upon the expiration of any Board term to which Thompson is appointed or elected, and so long as Thompson serves as TeleTech's Chief Executive Officer, TeleTech shall nominate him for re-election to the Board.

          b. Reporting to the Board, the Chief Executive Officer shall be responsible for providing vision and setting TeleTech's strategic direction, as well as ensuring its successful execution. Those efforts should result in TeleTech assuming and maintaining market leadership and sustained growth in shareholder value. The Chief Executive Officer will manage external and internal relationships to solidify and enhance credibility and visibility with customers, employees, the financial community, governments, and the media. The Chief Executive Officer shall have all functional and operational responsibility for TeleTech and its affiliates. All employees and departments of TeleTech and its affiliates shall report directly or indirectly to the Chief Executive Officer. TeleTech represents, warrants, covenants and agrees that the office of Chief Executive Officer is and shall remain, so long as this Agreement is in effect, the most senior and highest-ranking officer of TeleTech. As such Thompson shall only be required to report to the Board

          c. Thompson shall devote his full-time and best efforts to the performance of all duties as shall be assigned to him from time to time by TeleTech and shall use his best efforts to promote the business and prospects of TeleTech. Unless otherwise specifically authorized in writing by TeleTech, Thompson shall not engage in any other business activity, or be gainfully employed, if such other activity or employment materially affects or limits Thompson's performance of his obligations to TeleTech. Further, except as otherwise provided in any TeleTech securities-related policy that is applicable generally to TeleTech's senior executives and/or any other agreement between Thompson and Teletech, Thompson shall not be prohibited from making investments in other businesses or enterprises provided such investments do not require the provision of substantial services by Thompson to the operations or the affairs of such businesses or enterprises such that the provisions thereof would interfere in any material respect with the performance of Thompson's duties hereunder.

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          d.   Thompson acknowledges that, as part of his employment duties hereunder, Thompson may be required to perform services for, and serve as an officer and/or director of, subsidiaries and affiliates of TeleTech, on behalf of and as requested by TeleTech, and Thompson agrees to perform such duties.

          e. Thompson warrants and represents that neither his execution of this Agreement or any other agreement in connection herewith nor his performance of his duties hereunder shall breach his contractual or other obligations or duties to any prior employer, including without limitation Lucent Technologies.

     2.   COMPENSATION.

          a. SALARY AND SALARY REVIEW. Thompson's starting base salary shall be $425,000 per year, payable in equal installments in accordance with TeleTech's standard payroll practice, less legally required withholdings. TeleTech may, in its sole discretion, increase (but not decrease) Thompson's base salary, as and when TeleTech deems appropriate.

          b. SIGN-ON BONUS. Thompson shall receive, as a one-time sign-on bonus, one or the other, but not both, of the benefits described in paragraphs 2(b)(i) and 2(b)(ii), below. Thompson shall make his election in writing before the Start Date. If he fails to do so, TeleTech may make the election, in its sole discretion.

               i. Thompson may elect to receive 100,000 shares of TeleTech common stock (the "Stock"), restricted so as to prevent Thompson from selling, transferring, encumbering or otherwise disposing of or alienating the Stock or any interest therein. Upon Thompson's continued employment by TeleTech as of the last day of each of the eleven calendar months following the Start Date, the restrictions on 8,333 shares of the Stock shall be removed, and on the first anniversary of the Start Date the restrictions on the remaining 8,337 shares of the Stock shall be removed. If Thompson is discharged without cause pursuant to paragraph 8(c), below, before the first anniversary of the Start Date, all remaining restrictions on the Stock shall be removed as of the discharge date. If, before the first anniversary of the Start Date, Thompson resigns or is discharged for cause pursuant to paragraph 8(d), below, he shall be required to return to TeleTech only that portion of the Stock from which the restrictions had not, as of the termination date, been removed, as provided above. Thompson understands and agrees that the removal of the restrictions on the Stock, or any part thereof, at any time may result in taxable income to Thompson, and that such removal may give rise to a tax withholding obligation on the part of TeleTech, and Thompson agrees to satisfy any such tax withholdings, to the extent, and only to the extent, that such tax withholdings relate to the employee's share, but not the employer's matching share, if any, of any such tax withholdings.

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               ii.  Thompson may elect to receive a loan (the "Loan"), the proceeds of which shall be distributed when Thompson executes a promissory note evidencing the loan. Interest shall accrue on all unpaid principal at the rate of 6% per annum. The principal amount of the loan shall be $900,000 if the Start Date is on or before October 18, 1999, and $500,000 if the Start Date is after October 18, 1999, and before December 1, 1999. No loan shall be made if the Start Date is on or after December 1, 1999. Upon Thompson's continued employment by TeleTech as of the last day of each of the eleven calendar months following the Start Date, TeleTech shall forgive one-twelfth of the principal amount of the loan, and all interest accrued on the principal amount then forgiven, and upon the first anniversary of the Start Date all remaining unpaid principal, and all remaining accrued interest, shall be forgiven. If Thompson is discharged without cause pursuant to paragraph 8(c), below, before the first anniversary of the Start Date, all remaining unpaid principal, and all remaining accrued interest, shall be forgiven. If, before the first anniversary of the Start Date, Thompson resigns or is discharged for cause pursuant to paragraph 8(d), below, he shall be required to repay only that portion of the Loan that had not, as of the termination date, been forgiven, as provided above. Thompson understands and agrees that TeleTech's forgiveness of the loan or any part thereof at any time may result in taxable income to Thompson, and that such forgiveness may give rise to a tax withholding obligation on the part of TeleTech, and Thompson agrees to satisfy any such tax withholdings, to the extent, and only to the extent, that such tax withholdings relate to the employee's share, but not the employer's matching share, if any, of any such tax withholdings.

          c.   ANNUAL BONUS.

               i. Upon Thompson's continued employment by TeleTech as of December 31, 2000, Thompson shall be entitled to an annual bonus in an amount determined by TeleTech but no less than $340,000, payable in a lump sum, less legally required withholdings, no later than March 31, 2001.

               ii. In connection with Thompson's work during calendar 2001 and each full calendar year thereafter, Thompson shall be eligible for an annual bonus targeted at between eighty percent and one hundred fifty percent (or more) of his then-current base salary. The precise amount of that bonus shall be determined based on the achievement of Thompson's Management Bonus Opportunity ("MBO") performance goals, which goals shall be determined in good faith and in advance jointly by Thompson and the Board. Any such bonus shall be payable in a lump sum, less legally required withholdings, no later than March 31 of the year following the calendar year with respect to which the bonus is earned.

     3.   STOCK OPTIONS.

          a. Thompson shall receive a one-time sign-on option award of 1,000,000 non-qualified stock options with an exercise price equal the fair market value

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of TeleTech common stock on the Start Date, calculated as the last sale price for TeleTech common stock reported by the Nasdaq Stock Market, Inc., as of the close of business on the Start Date. This grant shall be reflected in a stock option agreement providing, among other things, that upon Thompson's continued employment by TeleTech, these options shall vest in equal installments on the first five anniversaries of the Start Date, and that the vesting of such options shall be accelerated upon a change of control, or the attainment of stock price targets, as described in detail in the stock option agreement.

          b. Thompson shall be eligible to participate in a management stock option program ("MSOP") designed to grant stock options to specified executives at the end of each year. As CEO, Thompson shall be eligible for an award of up to 75,000 options per year, which would, if awarded, vest in equal annual installments over four years. The Board may from time to time increase the maximum recommended grant. Grants of options in connection with the MSOP shall be made when and in an amount determined by TeleTech in its sole discretion, and shall be subject to the terms and conditions of a separate stock option agreement to be executed by Thompson and TeleTech, and to any terms or conditions of TeleTech's MSOP that may be established, modified or amended from time to time.

     4.   FRINGE BENEFITS.

          a. EXECUTIVE MEDICAL AND DENTAL INSURANCE. Thompson and his dependents shall be eligible for coverage under the group medical and dental insurance plans made available from time to time to TeleTech's executive and management employees, beginning on the Start Date. TeleTech shall pay premiums for Thompson and his dependents under such group medical and dental insurance plans pursuant to the same premium-payment formula applicable to TeleTech's other senior executives.

          b. LIFE INSURANCE. Subject to Thompson's satisfactory completion of a standard medical examination, Thompson shall be eligible for, and TeleTech shall provide Thompson with, a $5,000,000 term life insurance policy. TeleTech shall pay all premiums relating to such a policy. Such insurance policy will be maintained by TeleTech on behalf of Thompson so long as Thompson is employed by TeleTech. Thompson shall be the owner of such policy and shall have the right to designate the beneficiary or beneficiaries thereof. Upon termination of Thompson's employment for any reason whatsoever, Thompson shall have the right to continue and maintain such policy by his payment of future premiums due under the policy.

          c. DISABILITY INSURANCE. Thompson shall be eligible to participate in TeleTech's group disability insurance program, as that program may be modified from time to time, under which, in the event of a qualifying disability and subject to the other terms and conditions of that program, Thompson shall be eligible to receive no less than 50% of his base salary and annual bonus under paragraph 2(c), above,

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(calculated at 80% of his then-base salary) beginning on the ninety-first day of a qualifying disability.

          d. EXPENSES. TeleTech shall reimburse Thompson for all reasonable and necessary expenses incurred by Thompson in connection with his performance of his duties under this Agreement.

          e. OFFICE. Thompson shall initially be assigned the chief executive's office located on the 14th Floor of 1700 Lincoln Street, Denver, Colorado 80203, or such other office space as TeleTech shall from time to time designate for use by its chief executive, provided that such office space shall at all times befit an executive of Thompson's stature and responsibilities.

          f. FINANCIAL PLANNING SERVICES. TeleTech shall reimburse Thompson for the actual expenses he incurs in securing personal financial planning services, up to a maximum reimbursement of $10,000 per calendar year.

          g. MISCELLANEOUS BENEFITS. Thompson shall receive all fringe benefits that other TeleTech executive and management employees may from time to time receive.

     5.   PAID LEAVE.

          a. VACATION. During each calendar year of Thompson's continuous, full-time active employment with TeleTech, Thompson shall earn twenty days of paid vacation time. Any unused vacation time in any given calendar year shall be carried forward to succeeding calendar years. Vacation time shall be earned incrementally during the year, so that, upon termination of Thompson's employment, TeleTech shall pay Thompson the cash value, less legally required withholdings, of the prorated portion of his vacation entitlement during the year of termination, less the value of the vacation time used during that year, plus the cash value, less legally required withholdings, of any accrued unused vacation time from previous calendar years.

          b. SICK LEAVE AND HOLIDAYS. Thompson shall receive paid sick leave and holidays under the guidelines for such leave applicable from time to time to TeleTech's executive and management employees.

     6. RELOCATION EXPENSES. TeleTech shall reimburse Thompson for his reasonable expenses in relocating to the Denver, Colorado metropolitan area up to $150,000, including, without limitation, expenses, such as the payment of any agent's or broker's fee and other closing costs, incurred by Thompson in connection with the sale of his home, travel expenses for Thompson and his wife between his present residence and Denver, Colorado, and closing costs associated with Thompson's purchase of a new home in the Denver, Colorado metropolitan area. All such

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reimbursements shall, if necessary, be grossed up to make Thompson whole on an after-tax basis for his actual out-of-pocket expenses, up to the $150,000 limit.

     7.   RELATIONSHIP BETWEEN THIS AGREEMENT AND OTHER TELETECH
PUBLICATIONS. In the event of any conflict between any term of this Agreement and any TeleTech contract, policy, procedure, guideline or other publication, the terms of this Agreement shall control.

     8.   TERM AND TERMINATION.

          a. TERM. The term of this Agreement shall be three years, commencing on the Start Date and ending on the third anniversary thereof. This Agreement shall be renewed for successive one-year terms if the parties agree to such renewal in writing at least sixty days before the expiration of the initial three-year term or any renewal term, as the case may be.

          b. TERMINATION BY CONSENT. This Agreement may be terminated at any time by the parties' mutual agreement, expressed in writing.

          c. TERMINATION BY TELETECH WITHOUT CAUSE. If TeleTech terminates Thompson's employment without cause during Thompson's first twelve months of continuous, full-time active employment, then after Thompson executes a separation agreement and legal release in a form satisfactory to TeleTech (provided that any such agreement shall preserve Thompson's right, if any, to indemnification under TeleTech's bylaws, articles of incorporation, insurance policies and/or applicable law, and shall not modify Thompson's obligations, under applicable law or any agreement, concerning the confidentiality of information, competition, solicitation or the assignment of intellectual property rights, or remedies pertaining thereto): (i) TeleTech shall pay Thompson severance compensation equal to the sum of eighteen months of Thompson's then-current base salary under paragraph 2(a), above, plus one and one half times eighty percent of Thompson's then-current base salary, which shall be payable in eighteen equal monthly installments, less legally required withholdings, on the first business day of each month, beginning in the month following the termination date; and (ii) all of Thompson's unvested stock options that would have vested during the remainder of the Thompson's first year of employment shall immediately vest and become exercisable. If TeleTech terminates this Agreement at any time without cause under this paragraph 8(c), pays Thompson all salary and vacation compensation earned and unpaid as of the termination date, and offers to provide Thompson severance compensation and accelerated option vesting in the amount and on the terms specified above, TeleTech's acts in doing so shall be in complete accord and satisfaction of any claim that Thompson has or may at any time have for compensation or payments of any kind from TeleTech arising from or relating in whole or part to Thompson's employment with TeleTech and/or this Agreement. Because this paragraph 8(c) is intended to provide compensation to enable Thompson to support himself in the event of Thompson's loss of employment under certain circumstances specified herein, Thompson's right to

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severance pay under this paragraph 8(c) shall not be triggered by the sale of all or a portion of TeleTech's stock or assets, unless such sale results in Thompson's loss of employment, or Thompson thereafter terminates this Agreement for "Good Cause," as that term is defined in paragraph 8(g), below.

          d. TERMINATION BY TELETECH FOR CAUSE. TeleTech may terminate this Agreement effective immediately upon notice to Thompson, with TeleTech's only obligation being the payment of salary and accrued, unused vacation compensation earned as of the date of termination and without liability for severance compensation of any kind, if Thompson violates any material term of this Agreement or any material TeleTech policy, procedure or guideline or if Thompson engages in any of the following forms of misconduct: conviction of, or a plea of nolo contendere to, any felony or of any misdemeanor involving dishonesty or moral turpitude; theft or misuse of TeleTech's property or time; use of alcohol or controlled substances on TeleTech's premises or appearing on such premises while intoxicated or under the influence of drugs not prescribed by a physician, or after having knowingly abused prescribed medications (provided, however, that the use of alcohol or appearing intoxicated on TeleTech's premises at a TeleTech-sanctioned or sponsored event shall not constitute "Cause" for termination); illegal use of any controlled substance; illegal gambling on TeleTech's premises; discriminatory or harassing behavior, whether or not illegal under federal, state or local law; willful misconduct in connection with Thompson's activities under this Agreement; or intentionally falsifying any document or making any false or misleading statement relating to Thompson's employment by TeleTech. Notwithstanding any other provision of this Agreement, TeleTech shall not be entitled to give notice of termination for discriminatory or harassing behavior until the following occurs: (i) TeleTech gives Thompson at least fifteen (15) days' written notice of any such claims or allegations of harassment or discrimination, stating with particularity the facts and circumstances forming the basis of such claims or allegations and, prior to any hearing thereon as provided in clause (ii) below, provides to Thompson copies of all witness statements and other written records and documentation supporting such claims or allegations; and (ii) Thompson is given, with the presence of counsel, a hearing before the Board prior to any determination by TeleTech of the existence of cause pursuant to this provision, at which hearing Thompson shall have a full and fair opportunity to present evidence and argument concerning the existence of such cause; and PROVIDED, FURTHER, that TeleTech shall not act upon any claim or allegation of harassment or discrimination concerning Thompson unless and until TeleTech has received information giving rise to a duty of inquiry or investigation on TeleTech's part under applicable law. With respect to conduct other than discriminatory or harassing behavior, TeleTech shall not be entitled to give notice of termination of this Agreement for cause unless it first gives Thompson no less than thirty days' written notice of the specific violation and which notice describes with particularity the actions required on the part of Thompson to cure such violation; provided that such prior notice shall not be required where the conduct in question is of such a character that it cannot reasonably be cured.

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          f.   TERMINATION UPON THOMPSON'S DEATH. This Agreement shall
terminate immediately upon Thompson's death. Thereafter, TeleTech shall pay to Thompson's estate all compensation fully earned, and benefits fully vested, as of the last date of Thompson's continuous, full-time active employment with TeleTech, but shall not be required to pay any form of severance or other compensation concerning or on account of Thompson's employment with TeleTech or the termination thereof. The principal amount of any loan made to Thompson pursuant to paragraph 2(b)(ii), above, to the extent not forgiven under that paragraph before the date of Thompson's death, shall be forgiven upon Thompson's death.

          g. TERMINATION BECAUSE OF DISABILITY. During the first ninety calendar days of any period during which a medical condition renders Thompson continuously unable to perform the essential functions of his position (the "Initial Disability Period"), he shall continue to receive his base salary pursuant to paragraph 2(a), above. Thereafter, if Thompson qualifies for benefits under TeleTech's long term disability insurance plan (the "LTD Plan"), then he shall remain on leave for so long as he continues to qualify for such benefits, during which time he shall be entitled to any benefits to which the LTD Plan entitles him, but no additional compensation from TeleTech. If at any time after the Initial Disability Period Thompson remains unable to perform the essential functions of his position but is denied or otherwise becomes ineligible for benefits under the LTD Plan, then TeleTech may terminate this Agreement and/or Thompson's employment.

          h. TERMINATION BY THOMPSON. Upon the occurrence of "Good Cause," as that term is defined below, Thompson may terminate this Agreement upon ninety days' prior written notice. If Thompson terminates this Agreement for Good Cause, as defined below, any unpaid principal balance of the Loan and all interest accrued thereon shall be forgiven, provided that Thompson understands and agrees that TeleTech's forgiveness of the loan or any part thereof at any time may result in taxable income to Thompson, and that such forgiveness may give rise to a tax withholding obligation on the part of TeleTech, and Thompson agrees to satisfy any such tax withholdings, to the extent, and only to the extent, that such tax withholdings relate to the employee's share, but not the employer's matching share, if any, of any such tax withholdings. As used in this paragraph 8(c), "Good Cause" shall mean (i) a substantial and material diminution of Thompson's responsibilities and duties concerning the operation of TeleTech's business; (ii) a material decrease in Thompson's base salary and/or a material decrease in Thompson's annual bonus amount (other than for TeleTech performance) and/or a material decrease in Thompson's employee benefits (other than pursuant to a general reduction or modification of such benefits that is applicable to all of TeleTech's senior executives); or (iii) a material change in the responsibilities or duties assigned to Thompson, as measured against Thompson's responsibilities or duties immediately prior to such change, that causes Thompson to be of materially reduced stature or responsibility; or
(iv) a material change in Thompson's reporting responsibilities or duties, as measured against Thompson's reporting responsibilities or duties immediately prior to such

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change, that materially curtails Thompson's ability to perform the services required of Thompson's position; or (v) the permanent non-voluntary relocation, to a site outside the Denver, Colorado metropolitan area, of Thompson's current principal place of performance of services for TeleTech; or (vi) the occurrence of circumstances establishing constructive discharge under the common law of the State of Colorado. If Thompson terminates this agreement for Good Cause before the first anniversary of the Start Date and executes a separation agreement in the form prescribed in paragraph 8(c), above, he shall be entitled to the severance compensation specified in paragraph 8(c), above.

     9. SUCCESSORS AND ASSIGNS. TeleTech, its successors and assigns may in their sole discretion assign this Agreement to any person or entity, with or without Thompson's consent. This Agreement thereafter shall bind, and inure to the benefit of, TeleTech's successor or assign. Thompson shall not assign either this Agreement or any right or obligation arising hereunder.

     10.  DISPUTE RESOLUTION.

          a. Thompson and TeleTech agree that in the event of any controversy or claim arising out of or relating to Thompson's employment with and/or separation from TeleTech, they shall negotiate in good faith to resolve the controversy or claim privately, amicably and confidentially. Each party may consult with counsel in connection with such negotiations.

          b. Excepting only: (1) worker's compensation claims; (2) unemployment compensation claims; (3) proceedings to enforce the terms of any confidentiality covenant or to protect Confidential Information and/or Confidential Records; and (4) claims brought under the Colorado Wage Act, C.R.S. Sections 8-4-101, ET SEQ., all controversies and claims arising from or relating to Thompson's employment with TeleTech and/or the termination of that employment that cannot be resolved by good-faith negotiations ("Arbitrable Disputes") shall be resolved only by final and binding arbitration conducted privately and confidentially in the Denver, Colorado, metropolitan area by a single arbitrator who is a member of the panel of former judges that makes up the Judicial Arbiter Group ("JAG"); any successor of JAG; or, if JAG or any successor is not in existence, any entity that can provide a former judge to serve as arbitrator (collectively, the "Dispute Resolution Service"). Without limiting the generality of the foregoing, the parties understand and agree that this paragraph 10 shall require arbitration of all disputes and claims that may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, and the Colorado Civil Rights Act. The parties understand and agree that this Agreement evidences a

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transaction involving commerce within the meaning of 9 U.S.C. Section 2, and that this Agreement shall therefore be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1, ET SEQ.

          c. Notwithstanding any statute or rule governing limitations of actions, any arbitration relating to or arising from any Arbitrable Dispute shall be commenced by service of an arbitration demand before the earlier of the one-year anniversary of the accrual of the aggrieved party's claim pursuant to Colorado law or the one-year anniversary of Thompson's last day of employment with TeleTech. Otherwise, all claims that were or could have been brought by the aggrieved party against the other party shall be forever barred.

          d. To commence an arbitration pursuant to this Agreement, a party shall serve a written arbitration demand (the "Demand") on the other party by certified mail, return receipt requested, and at the same time submit a copy of the Demand to the Dispute Resolution Service, together with a check payable to the Dispute Resolution Service in the amount of that entity's then-current arbitration filing fee; provided that in no event shall the Thompson be required to pay an arbitration filing fee exceeding the sum then required to file a civil action in the United States District Court for the District of Colorado. The claimant shall attach a copy of this Agreement to the Demand, which shall also describe the dispute in sufficient detail to advise the respondent of the nature of the dispute, state the date on which the dispute first arose, list the names and addresses of every current or former employee of TeleTech or any affiliate whom the claimant believes does or may have information relating to the dispute, and state with particularity the relief requested by the claimant, including a specific monetary amount, if the claimant seeks a monetary award of any kind. Within thirty days after receiving the Demand, the respondent shall mail to the claimant a written response to the Demand (the "Response"), and submit a copy of the Response to the Dispute Resolution Service, together with a check for the difference, if any, between the filing fee paid by the claimant and the Dispute Resolution Service's then-current arbitration filing fee.

          e. Promptly after service of the Response, the parties shall confer in good faith to attempt to agree upon a suitable arbitrator. If the parties are unable to agree upon an arbitrator, the Dispute Resolution Service shall select the arbitrator, based, if possible, on his or her expertise with respect to the subject matter of the Arbitrable Dispute.

          f. Notwithstanding the choice-of-law principles of any jurisdiction, the arbitrator shall be bound by and shall resolve all Arbitrable Disputes in accordance with the substantive law of the State of Colorado, federal law as enunciated by the federal courts situated in the Tenth Circuit, and all Colorado and Federal rules relating to the admissibility of evidence, including, without limitation, all relevant privileges and the attorney work product doctrine.

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          g.   Before the arbitration hearing, TeleTech shall be entitled to take a discovery deposition of Thompson and Thompson shall be entitled to take a discovery deposition of one TeleTech representative with knowledge of the dispute. Upon the written request of either party, the other party shall promptly produce documents relevant to the Arbitrable Dispute or reasonably likely to lead to the discovery of admissible evidence. The manner, timing and extent of any further discovery shall be committed to the arbitrator's sound discretion, provided that under no circumstances shall the arbitrator allow more depositions or interrogatories than permitted by the presumptive limitations set forth in F.R.Civ.P. 30(a)(2)(A) and 33(a). The arbitrator shall levy appropriate sanctions, including an award of reasonable attorneys' fees, against any party that fails to cooperate in good faith in discovery permitted by this paragraph 10 or ordered by the arbitrator.

          h. Before the arbitration hearing, any party may by motion seek judgment on the pleadings as contemplated by F.R.Civ.P. 12(c) and/or summary judgment as contemplated by F.R.Civ.P. 56. The other party may file a written response to any such motion, and the moving party may file a written reply to the response. The arbitrator: may in his or her discretion conduct a hearing on any such motion; shall give any such motion due and serious consideration, resolving the motion in accordance with F.R.Civ.P. 12(c) and/or a F.R.Civ.P. 56, as the case may be, and other governing law, pursuant to paragraph 10(f), above; and shall issue a written award concerning any such motion no fewer than ten days before any evidentiary hearing conducted on the merits of any claim asserted in the arbitration.

          i. Within thirty days after the arbitration hearing is closed, the arbitrator shall issue a written award setting forth his or her decision and the reasons therefor. If a party prevails on a statutory claim that affords the prevailing party the right to recover attorneys' fees and/or costs, then the arbitrator shall award to the party that substantially prevails in the arbitration its costs and expenses, including reasonable attorneys' fees. The arbitrator's award shall be final, nonappealable and binding upon the parties, subject only to the provisions of 9 U.S.C. Section 10, and may be entered as a judgment in any court of competent jurisdiction.

          j. The parties agree that reliance upon courts of law and equity can add significant costs and delays to the process of resolving disputes. Accordingly, they recognize that an essence of this Agreement is to provide for the submission of all Arbitrable Disputes to binding arbitration. Therefore, if any court concludes that any provision of this paragraph 10 is void or voidable, the parties understand and agree that the court shall reform each such provision to render it enforceable, but only to the extent absolutely necessary to render the provision enforceable and only in view of the parties' express desire that Arbitrable Disputes be resolved by arbitration and, to the greatest extent permitted by law, in accordance with the principles, limitations and procedures set forth in this Agreement.

     11.  MISCELLANEOUS.

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          a.   GOVERNING LAW. This Agreement, and all other disputes or
issues arising from or relating in any way to TeleTech's relationship with Thompson, shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.

          b. SEVERABILITY. If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of the Agreement shall remain fully enforceable. To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

          c. INTEGRATION. This Agreement constitutes the entire agreement of the parties and a complete merger of prior negotiations and agreements and, except as provided in the preceding subparagraph 10(j), shall not be modified by word or deed, except in a writing signed by Thompson and the Chairman of TeleTech's Board.

          d. WAIVER. No provision of this Agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel. No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

          e. CONSTRUCTION. Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement. Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular. The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the agreement's terms and to consult with counsel of their own choosing. Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the agreement's drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

          f. COUNTERPARTS AND TELECOPIES. This agreement may be executed in counterparts, or by copies transmitted by telecopier, which counterparts and/or facsimile transmissions shall have the same force and effect as had the contract been executed in person and in original form.

THOMPSON ACKNOWLEDGES AND AGREES: THAT HE UNDERSTANDS THIS AGREEMENT; THAT HE ENTERS INTO IT FREELY, KNOWINGLY, AND MINDFUL OF THE FACT THAT IT CREATES IMPORTANT LEGAL OBLIGATIONS AND AFFECTS HIS LEGAL RIGHTS; AND THAT HE UNDERSTANDS THE NEED TO

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

CONSULT CONCERNING THIS AGREEMENT WITH LEGAL COUNSEL OF HIS OWN CHOOSING, AND HAS HAD A FULL AND FAIR OPPORTUNITY TO DO SO.

                               [SIGNATURES FOLLOW]







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
                                             TeleTech Holdings, Inc.


--------------------------------             By:
Scott Thompson                                  --------------------------------
                                             Print name:
Date:                                                   ------------------------
     ---------------------                   As its:
                                                    ----------------------------
                                             Date:
                                                  ---------------------





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